Exhibit 10.4

Form of Signet Jewelers Limited

Omnibus Incentive Plan

Time-Based Restricted Stock Award Notice

Grantee:	[Name]

Grant Date:	[Insert Date]

Number of Shares of Restricted Stock:	[Insert Number]

Vesting:	The Restricted Stock shall vest pursuant to Section 3 of the Award Agreement.

By executing this Time-Based Restricted Stock Award Notice (the “Notice”), either by signing below or by electronic signature, the Grantee agrees and acknowledges that the Restricted Stock described herein is granted under and governed by the terms and conditions of the Time-Based Restricted Stock Award Agreement, dated as of [DATE] (the “Award Agreement”) and the Signet Jewelers Limited Omnibus Incentive Plan (the “Plan”), both of which are hereby incorporated by reference and together with the Notice constitute one document. This Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

GRANTEE		SIGNET JEWELERS LIMITED

BY:	To be signed electronically through Signet Share Plan Portal	BY:
[Name]		Name:
Title:

Form of Signet Jewelers Limited

Omnibus Incentive Plan

Time-Based Restricted Stock Award Agreement

[DATE]

SECTION 1. GRANT OF THE RESTRICTED STOCK AWARD.

(a) Restricted Stock Award. The Compensation Committee of the Board of Directors of Signet Jewelers Limited (the “Company”) hereby grants to the Grantee set forth on the applicable Time-Based Restricted Stock Award Notice (the “Notice”) on the date set forth on such Notice (such date, the “Grant Date”), restricted common shares of the Company (the “Restricted Stock”), par value $0.18 per share (a “Share”), in an amount set forth in the Notice, pursuant to the terms and conditions set forth in the Notice, this agreement (the “Agreement”) and the Signet Jewelers Limited Omnibus Incentive Plan (the “Plan”).

The Company, together with its Affiliates and Subsidiaries, are hereinafter referred to as the “Signet Group.” Capitalized terms not defined herein shall have the same meaning as in the Plan.

(b) No Purchase Price. In lieu of a purchase price, this Award is made in consideration of Service previously rendered by the Grantee to the Signet Group.

SECTION 2. ISSUANCE OF SHARES.

(a) Book-Entry Registration of the Shares; Delivery of Shares. The Company may at its election either (i) after the Grant Date, issue a certificate representing the Shares subject to this Agreement and place a legend on and stop transfer notice describing the restrictions on and forfeitability of such Shares, in which case the Company may retain such certificates unless and until the Shares represented by such certificate have vested and may cancel such certificate if and to the extent that the Shares are forfeited or otherwise required to be transferred back to the Company, or (ii) not issue any certificate representing Shares subject to this Agreement and instead document the Grantee’s interest in the Shares by registering the Shares with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in the Grantee’s name with the applicable restrictions noted in the book-entry system, in which case no certificate(s) representing all or a part of the Shares will be issued unless and until the Shares become vested pursuant to Section 3 hereof. The Company may provide a reasonable delay in the issuance or delivery of vested Shares as it determines appropriate to address tax withholding and other administrative matters.

(b) Shareholder Rights. The Grantee (or any successor in interest) shall generally have all of the rights of a shareholder of the Company (including, without limitation, voting, dividend and liquidation rights) with respect to the Restricted Stock, subject, however, to the restrictions set forth in this Agreement.

(c) Escrow. The Restricted Stock, together with any other assets or securities in respect of such Restricted Stock (e.g., dividends), shall be remitted to the Company and subject to forfeiture pursuant to Section 3 and all other restrictions of this Agreement. Subject to the provisions of Sections 3 and 4 of this Agreement, all vested Shares (and any other vested assets and securities attributable thereto) shall be released by the Company to the Grantee within sixty (60) days following the earlier of the (i) Vesting Date (as defined below), (ii) the date of the Grantee’s termination of Service with the Signet Group (if, pursuant to Section 3(a), vesting is automatically accelerated or accelerated in the Committee’s discretion) or (iii) the date upon which the Restricted Stock vests under Section 3(b). At all times prior to the release of the Shares pursuant to the foregoing sentence, the certificate(s) or book-entries representing the Shares shall remain in the Company’s possession or control. If the Restricted Shares are to be certificated in accordance with Section 1(a)(i), the Grantee shall deliver to the Company a duly-executed blank stock power in a form to be provided by the Company.

(d) Section 83(b) Election. Section 83 of the Code provides that the Grantee is not subject to federal income tax until the restrictions on the Restricted Stock lapse. If the Grantee chooses, the Grantee may make an election under Section 83(b) of the Code, which would cause the Grantee to recognize income as of the Grant Date in the amount of the excess of the Fair Market Value of the Restricted Stock (determined as of the Grant Date) over the purchase price (if any). If the Grantee chooses to make an election under Section 83(b) of the Code, such Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the Grant Date and promptly filed with the Company. The Grantee acknowledges that it is the Grantee’s sole responsibility to timely file the Section 83(b) election and that failure to file a Section 83(b) election within the applicable thirty (30)-day period may result in the recognition of ordinary income when the restrictions lapse. The Grantee should consult his or her personal tax advisor about the effect of filing or failing to file an election under Section 83(b) of the Code. The form for making a Section 83(b) election is attached as Exhibit A.

(e) Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any distribution of Restricted Stock (or assets or securities in respect of such Restricted Stock) under this Agreement or otherwise, or require the Grantee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising pursuant to this Agreement; provided, however, that with respect to any required withholding, the Grantee may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

SECTION 3. VESTING.

(a) Vesting. Subject to Section 3(b) below, [            ] ([        ]%) of the Restricted Stock shall become fully vested on (and not before) the third anniversary of the Grant Date (the “Vesting Date”), subject to the Grantee’s continuous provision of Services to the Signet Group through and including the Vesting Date. Any unvested Restricted Stock, together with any other assets or securities in respect of such Restricted Stock (e.g., dividends) as of the Grantee’s termination of Service with the Signet Group for any reason, after application of Section 3(b), if applicable, (the “Unvested Shares”) shall be deemed retransferred to and reacquired by the

Company, without consideration, effective as of the date of termination of Service, and the Grantee shall forfeit all rights in connection with the Unvested Shares; provided, however, that upon a termination of the Grantee’s Service with the Signet Group following the [            ] anniversary of the Grant Date due to Grantee’s death, Disability, or Retirement, a Pro Rata Portion of the Restricted Stock shall vest as of such date of termination. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of all or any portion of the Unvested Shares upon any such termination of Service. Upon forfeiture of Unvested Shares, this Award shall be cancelled with respect to the Unvested Shares and the Company and the Signet Group shall have no further obligation thereunder.

(b) Change of Control. Upon the consummation of a Change of Control, the Committee shall provide for the treatment of the Restricted Stock granted pursuant to this Agreement as provided in subparagraphs (i) or (ii) below:

(i) [            ] ([            ]%) of the outstanding Restricted Stock granted to the Grantee shall become fully vested and nonforfeitable immediately prior to such Change of Control; or

(ii) The Grantee shall receive a Replacement Award (defined below), which may be this Agreement, modified to reflect the requirements of a Replacement Award, or may be a new award, in which case this Agreement shall be canceled (and the Restricted Stock granted pursuant to this Award shall be forfeited without consideration) and replaced by such new award.

(c) Definitions. For purposes of this Agreement:

(i) “Cause” shall have the meaning set forth in the Grantee’s employment agreement or other agreement providing for the provision of the Grantee’s Services, if any, in effect at the time such event that would constitute “Cause” occurs or, if no such agreement exists or if there is no definition of “Cause” or like term contained in such agreement, then “Cause” shall mean (i) fraud, embezzlement, gross insubordination on the part of the Grantee or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of the Company) by the Grantee; (ii) conviction of, or the entry of a plea of nolo contendere by, the Grantee for any felony; or (iii) a material breach of, or the willful failure or refusal by the Grantee to perform and discharge, his duties, responsibilities or obligations under this Agreement and any other agreement relating to the Grantee’s provision of Service to the Company.

(ii) “Disability” shall mean, as reasonably determined by the Committee, physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents the Grantee from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12)-month period.

(iii) “Pro Rata Portion” shall mean the product (rounded up to the nearest whole Share) of: (A) the number of Shares of Restricted Stock set forth on the signature page hereto and (B) a fraction, the numerator of which shall be the number of completed fiscal years that have elapsed since the Grant Date prior to the Grantee’s termination of Service, and the denominator of which shall be [            ].

(iv) “Replacement Award” shall mean a restricted stock award relating to publicly traded equity securities of the Company (or its successor or Parent following the Change of Control) with a Fair Market Value no less than the Fair Market Value of the Restricted Stock granted pursuant to this Agreement, which award shall (A) fully vest on the Vesting Date, subject solely to the Grantee’s continued Service through the Vesting Date; provided, however, that such award shall fully vest upon the Grantee’s earlier termination of Service by the Company without Cause, and (B) contain other terms and conditions no less favorable than those of this Agreement; provided, however, that the Grantee shall be eligible for the same Pro Rata Portion vesting upon a termination of Service due to death, Disability, or Retirement prior to the Vesting Date as provided in this Agreement. Whether an award to the Grantee constitutes a Replacement Award shall be determined by the Committee (as constituted immediately before the Change of Control), in its sole discretion.

(v) “Retirement” shall mean termination of the Grantee’s Service with the Signet Group on or following the Grantee’s 65th birthday or such earlier date as provided in a written agreement between a member of the Signet Group and the Grantee (excluding such a termination at a time when the Company or any of its Subsidiaries or Affiliates may terminate the Grantee for Cause, as determined by the Committee).

SECTION 4. MISCELLANEOUS PROVISIONS.

(a) Securities Laws. The Grantee acknowledges and agrees that any sale or distribution of the Shares issued, in whole in part, pursuant to this Agreement may be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Grantee hereby consents to such action as the Committee deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including, but not limited to, placing restrictive legends on certificates or book-entries evidencing Shares issued, in whole or in part, pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.

(b) Additional Restrictions. The issuance or delivery of any stock certificates or book-entries representing Shares issuable, in whole or in part, pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or national securities association, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or national securities association. All payments or delivery of Shares under this Agreement shall be subject to the written policies of the Board, including any policy relating to the claw back of compensation, as they exist from time to time.

(c) The Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the Shares issuable, in whole or in part, pursuant to this Agreement.

(d) Tenure. Nothing in the Agreement or Plan shall confer upon the Grantee any right to continue in Service with the Signet Group for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or the Signet Group) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Services with the Signet Group at any time and for any reason, with or without cause.

(e) Notification. Except as permitted by Section 4(l) hereof, any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon receipt following deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company (attention: Group Company Secretary) at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(f) Entire Agreement. This Agreement, the Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. In the event that the terms of this Agreement and the Plan are in conflict, the terms of the Plan shall govern.

(g) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h) Successors and Assigns; No Transfer. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and shall have agreed in writing to be joined herein and be bound by the terms hereof. The Restricted Stock shall not be transferable or assignable by the Grantee except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(i) Adjustment of the Restricted Stock. Any adjustments to the Restricted Stock (or the Shares underlying the Restricted Stock) shall be made in accordance with the terms of the Plan.

(j) Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

(k) Compliance with Section 409A of the Code. The Company intends that the Restricted Stock (or related dividends) be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event the Restricted Stock (or related dividends) are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11.1 of the Plan. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

(l) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

EXHIBIT A

DRAFT FORM OF SECTION 83(B) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

The taxpayer who performed the services is:

Name:

Address:

Social Security Number:

The property with respect to which the election is being made is              shares of the common stock, par value $0.18 per share, of Signet Jewelers Limited.

The transferor of the property is Signet Jewelers Limited.

The property was issued on            .

The taxable year in which the election is being made is the calendar year 20__.

Unless the property has become vested, the property shall be subject to forfeiture upon certain circumstances, including upon certain terminations of employment, and upon such forfeiture, the issuer has the right to acquire the property without payment therefor. Subject to accelerated vesting in certain circumstances, the property will vest [            ] years from the date of grant.

The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $             per share.

The amount paid for such property is $ 0 per share.

A copy of this statement was furnished to Signet Jewelers Limited for whom taxpayer rendered the services underlying the transfer of property.

This statement is executed on             .

[Taxpayer Signature]

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the date of grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer should retain two (2) copies of the completed form for filing with Federal and state tax returns for the taxpayer’s current tax year and an additional copy for the taxpayer’s records.

Schedule of Differences

This schedule of differences is not part of the preceding form of award notice and agreement. It describes how the award agreements for the persons identified below differ from the preceding standard form of award agreement.

The award agreement for Mr. Michael Barnes is substantially the same as the preceding standard form except with regard to certain information set forth in Section 3, Vesting, which has been modified from the standard form to reflect the treatment of awards under circumstances of termination as described in Mr. Barnes’ individual employment agreement with Sterling Jewelers Inc. (attached as Exhibit 10.1 to the Current Report on Form 8-K filed by Signet Jewelers Limited with the SEC on October 1, 2010).

The award agreement for Mr. Ronald Ristau is substantially the same as the preceding standard form except with regard to certain information set forth in Section 3, Vesting, which has been modified from the standard form to reflect the treatment of awards under circumstances of termination as described in Mr. Ristau’s individual employment agreement with Sterling Jewelers Inc. (attached as Exhibit 10.1 to the Current Report on Form 8-K filed by Signet Jewelers Limited with the SEC on April 15, 2010).